UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2005

THE COAST DISTRIBUTION SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9511	94-2490990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Woodview Avenue, Morgan Hill, California	95037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 782-6686

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

The Coast Distribution System, Inc. (“Coast” or the “Company”), and four of its wholly-owned subsidiaries – C/P Products Corp., United Sales & Warehouse of Texas, Inc., Mohawk Trailer Supply, Inc. and Coast Canada Inc. (the “Subsidiaries”) — have been parties to a Second Amended and Restated Loan and Security Agreement (the “Second Amended Loan Agreement”), with Standard Federal Bank National Association, LaSalle Business Credit, LLC, and LaSalle Business Credit, a Division of ABN AMRO BANK N.V., Canada Branch (collectively, the “Lender”). That Agreement established a long term revolving credit facility for Coast and its Subsidiaries pursuant to which they have been entitled to borrow up to the lesser of (i) $40 million during the period from March through July, and from $30 million to $35 million during the period from August through February, of each year, or (ii) an amount equal to 80% of eligible accounts receivable and between 50% to 55% of eligible inventory, primarily to fund their working capital requirements.

On August 30, 2005 Coast and its Subsidiaries and the Lender entered into a Third Amended and Restated Loan and Security Agreement (the “New Loan Agreement”) that replaces the Second Amended Loan Agreement. The New Loan Agreement provides for the uninterrupted continuation of Coast’s revolving credit facility (the “Credit Facility”) on substantially the same terms as those that were set forth in the Second Amended Loan Agreement, except that under the New Loan Agreement:

(a) The maximum amount of borrowings that may be outstanding at any one time has been increased to the lesser of (i) $50 million during the period from March through July, and $40 million during the period from August of each year through February of the immediately succeeding year, or (ii) an amount equal to 80% of eligible accounts receivable plus 55% (but in no event more than $28 million) of eligible inventory.

(b) The term of the Credit Facility has been extended to May 31, 2009, subject to Coast’s right to prepay the outstanding borrowings and terminate the Credit Facility sooner, without penalty or premium.

(c) The interest rate borrowings under the Credit Facility will be subject to possible increase or decrease each year, ranging from a low of the Lender’s prime rate (or, at Coast’s election, at Libor plus 1.5%) per annum to as high as the Lender’s prime rate plus 0.75% (or, at Coast’s election, at Libor plus 2.5%) per annum, depending on the consolidated funded debt and fixed charge coverage ratios of Coast and its subsidiaries during the immediately preceding year.

As was the case under the Second Amended Loan Agreement, interest on Credit Facility borrowings is payable by reference to the Lender’s prime rate or, at Coast’s option, but subject to certain limitations, by reference to its LIBOR rate. Based on Coast’s consolidated funded debt and fixed charge coverage ratios in fiscal 2004, the interest rate during the current fiscal year ending December 31, 2005 is equal to the Lender’s prime rate or, at Coast’s option, the Libor rate plus 1.5 percent per annum. Additionally, borrowing under the Credit Facility continue to be secured by all of the Coast’s assets and, subject to certain limited exceptions, rank senior in right of payment to any other indebtedness that Coast or its Subsidiaries may have.

The foregoing description of the New Loan Agreement is qualified in its entirety by reference to that Agreement, a copy of which is attached as Exhibit 99.1 to this Report.

Item 7.01   Regulation FD Disclosure

On September 6, 2005, Coast issued a press release reporting that its Board of Directors had, pursuant to its previously announced dividend policy, declared a quarterly cash dividend of $0.04 per share, that is payable on September 22, 2005 to all stockholders of record on September 12, 2005. A copy of that press release is attached as Exhibit 99.2 to this Report.

As stated in its press release, the declaration of quarterly cash dividends in the future, pursuant to the Company’s dividend policy, is subject to final determination by the Board of Directors based on a number of factors, including the Company’s financial performance and its available cash resources. Also, it could become necessary for the Company to obtain the consent of its Lender under its New Loan Agreement in order to pay cash dividends in the future. For these reasons, as well as others, there can be no assurance that that the Board of Directors will not decide to reduce, suspend or discontinue the payment of cash dividends.

In accordance with General Instruction B-2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.2 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

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Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description
99.1	Third Amended and Restated Loan & Security Agreement dated as of August 30, 2005 between Coast and certain of its Subsidiaries and Standard Federal Bank NA, LaSalle Business Credit, LLC, and LaSalle Business Credit, a Division of ABN AMRO BANK N.V., Canada Branch.

99.2	Press Release issued September 6, 2005 announcing the declaration of a quarterly cash dividend of $0.04 per share of common stock payable September 22, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COAST DISTRIBUTION SYSTEM, INC.

Date: September 2, 2005	By:	/s/ SANDRA A. KNELL
Sandra A. Knell, Executive Vice President and Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Third Amended and Restated Loan & Security Agreement dated as of August 30, 2005 between Coast and certain of its Subsidiaries and Standard Federal Bank NA, LaSalle Business Credit, LLC, and LaSalle Business Credit, a Division of ABN AMRO BANK N.V., Canada Branch.

99.2	Press Release issued September 6, 2005 announcing the declaration of a quarterly cash dividend of $0.04 per share of common stock payable September 22, 2005.

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